Exhibit 99.1

            ALBANY INTERNATIONAL ANNOUNCES PLAN TO REPATRIATE FOREIGN EARNINGS UNDER THE PROVISIONS OF THE AMERICAN JOBS CREATION ACT

      Albany, New York, October 3, 2005 -- Albany International Corp. (NYSE/PSE/FWB:AIN) announced today that it repatriated approximately $69.7 million of undistributed foreign earnings during the third quarter of 2005 under the provisions of the American Jobs Creation Act (the "Act"). The Act provides a temporary incentive for United States companies to repatriate accumulated income earned in foreign jurisdictions at a reduced income tax cost, provided that the funds are invested in certain qualified investments in the United States. The estimated income tax expense associated with the repatriation is approximately $4.4 million, or $0.14 per fully diluted share, which will be recorded in the third quarter of 2005.

      Albany International is the world's largest producer of paper machine clothing and high- performance doors with manufacturing plants strategically located to serve its customers throughout the world. Founded in 1895, the Company is headquartered in Albany, New York, and employs approximately 5,700 people worldwide. Additional information about the Company and its businesses and products is available at www.albint.com.